INTERNATIONAL ASSETS REPORTS RECORD REVENUES (UP 46%) AND RECORD EARNINGS (UP 188%) FOR SECOND QUARTER

New York -- May 10, 2006 -- International Assets Holding Corporation (the "Company"; NASDAQ: 'IAAC') today announced net income of $1,090,000 for the three months ended March 31, 2006 ("Q2 2006") compared to $379,000 for the three months ended March 31, 2005 ("Q2 2005"), an increase of 188%. Earnings per share for Q2 2006 increased to $0.14 per share ($0.13 diluted) from $0.05 per share ($0.05 diluted) for Q2 2005. Operating revenues for Q2 2006 increased by 46% to $9,016,000 from $6,157,000 for Q2 2005. Total non-interest expenses for Q2 2006 increased by 30% to $6,859,000 from $5,278,000 for Q2 2005 and interest expense increased by 59% to $472,000 for Q2 2006 from $296,000 for Q2 2005.

The weighted average number of shares outstanding increased 4% from 7,289,000 for Q2 2005 to 7,561,000 for Q2 2006 (and, on a diluted basis, from 8,075,000 for Q2 2005 to 8,241,000 for Q2 2006).

Operating revenues of $9,016,000 in Q2 2006 were $2,859,000 higher in Q2 2006 than in Q2 2005. Of this increase, $1,826,000 was attributable to the international equities market-making business and $972,000 was attributable to the foreign exchange trading business.

Total non-interest expenses of $6,859,000 in Q2 2006 were $1,581,000 higher than in Q2 2005. This 30% increase was primarily related to increased compensation and benefits, which were $1,061,000 higher as a result of increased employee numbers and improved performance, leading to higher variable compensation and bonus accruals. Clearing and related expenses increased by $236,000, mainly because of increased activity in the Company's securities businesses.

In comparison to Q1 2006, operating revenues grew in Q2 2006 by 8%, non-interest expenses by 12% and net income by 4%. Operating revenues in the international equities market-making business grew by 49% and in the foreign exchange business by 33%. The international debt capital markets and commodities trading businesses both reported decreased operating revenues.

For the six months ended March 31, 2006 ("YTD 2006") the Company reported net income of $2,136,000 compared to $992,000 for the six months ended March 31, 2005 ("YTD 2005"), an increase of 115%. Earnings per share for YTD 2006 increased to $0.28 per share ($0.26 diluted) from $0.14 per share ($0.12 diluted) for YTD 2005. Operating revenues for YTD 2006 increased by 42% to $17,346,000 from $12,242,000 for YTD 2005. Total non-interest expense for YTD 2006 increased by 27% to $12,977,000 from $10,192,000 for YTD 2005. Interest expense for YTD 2006 increased to $1,001,000 from $473,000 in YTD 2005.

Sean O'Connor, CEO, stated, "We are pleased with the Company's results during the second quarter. Our performance is now coming in line with our longer-term objectives.  Our equity and foreign exchange businesses demonstrated particularly strong results.  We are also very pleased with the progress in our expanded commodities area.  Investors should note that certain of our physical commodities inventory is carried at the lower of cost or market, while related derivatives are marked to market.  As a result, during periods of rising commodities prices, which prevailed during the second quarter, reported earnings are reduced."

Fiscal 2006: Second Quarter Results -- Unaudited (*):
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	% Change Three Months	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005	% Change Six Months
(in $'000)	("Q2 2006")	("Q2 2005")		("YTD 2006")	("YTD 2005")

Operating revenues	$9,016	$6,157	46%	$17,346	$12,242	42%
Interest expense	472	296	59%	1,001	473	112%
Net revenues	8,544	5,861	46%	16,345	11,769	39%
Non-interest expenses	6,859	5,278	30%	12,977	10,192	27%
Income before income tax and minority interest	1,685	583	189%	3,368	1,577	114%
Income tax expense	595	197	202%	1,232	572	115%
Minority interest	-	7	**	-	13	**
Net income	1,090	379	188%	2,136	992	115%

Earnings per share (in $):
Basic	0.14	0.05	177%	0.28	0.14	106%
Diluted	0.13	0.05	182%	0.26	0.12	111%
Weighted average number of common shares outstanding (in '000):
Basic	7,561	7,289	4%	7,499	7,186	4%
Diluted	8,241	8,075	2%	8,184	8,037	2%

(*) Condensed consolidated financial statements will be included in the Company's Form 10-QSB to be filed with the SEC. The Form 10-QSB will also be made available on the Company's web site at www.intlassets.com.

(**) Comparison not meaningful.

About International Asset Holding Corporation (Nasdaq 'IAAC')

International Assets Holding Corporation and its subsidiaries (the "Company") form a financial services group focused on select international securities, foreign exchange and commodities markets. We commit our capital and expertise to market-making and trading of international financial instruments, currencies and commodities. The Company's activities are currently divided into five functional areas -- international equities market-making, international debt capital markets, foreign exchange trading, commodities trading and asset management. Additional information regarding the Company is available on the Company's web site at www.intlassets.com.

Certain statements in this document may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including adverse changes in economic, political and market conditions, losses from the Company's market-making and trading activities arising from counter-party failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President
International Assets Holding Corporation
New York, NY 10017
Phone (888) 345-4685 x 335